Exhibit 8.1

LIST OF SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITIES OF

QUDIAN INC.

(as of December 31, 2024)

Subsidiaries	Jurisdiction of Incorporation
QD Technologies Limited	British Virgin Islands
Bloomgoods Inc.	Cayman Islands
Bloomgoods Limited	British Virgin Islands
Qufenqi (HK) Limited	Hong Kong
QD Data Limited	Hong Kong
LAST MILE EXPRESS PTY LTD	Australia
Qufenqi (Ganzhou) Information Technology Co., Ltd.* 趣分期(赣州)信息技术有限公司	PRC
Xiamen Happy Time Technology Co., Ltd.* 厦门快乐时代科技有限公司	PRC
Xiamen Qudian Technology Co., Ltd.* 厦门趣店科技有限公司	PRC
F&H EXPRESS PTY LTD	Australia
Xiamen Qudian Financial Lease Ltd.* 厦门趣店融资租赁有限公司	PRC
FAST HORSE LIMITED	New Zealand

Consolidated Variable Interest Entities (“VIEs”)	Jurisdiction of Incorporation
Xiamen Quxianxiang Time Technology Co., Ltd.* 厦门趣先享时代科技有限公司	PRC
Xiamen Lexiang Time Technology Co., Ltd.* 厦门乐享时代科技有限公司	PRC

*The English name of this subsidiary, consolidated VIE or subsidiary of consolidated VIE, as applicable, has been translated from its Chinese name.